EXHIBIT 99
FOR IMMEDIATE RELEASE
R.G. BARRY CORPORATION REPORTS STRONG FISCAL 2007 PERFORMANCE
Accessory Footwear Marketer Expects Continued Annual Growth & Profitability In Fiscal 2008
PICKERINGTON, Ohio — Tuesday, August 28, 2007 — Accessory footwear marketer R.G. Barry Corporation (Amex: DFZ), the Dearfoams® company, today reported that it achieved its sales goal and surpassed its earnings target for the fiscal year ended June 30, 2007.
The Company reported the following results for the fiscal year 2007:
•	Net sales from continuing operations of $105.3 million.

•	Gross profit as a percent of sales of 39.7 percent.

•	Income from continuing operations before taxes of $12.1 million, which included an $878,000 gain on the sale of land; or income from continuing operations before taxes and excluding the gain on the sale of land of $11.2 million.

•	Net earnings of $25.1 million, or $2.55 per basic share and $2.46 per diluted share, which includes a one-time net tax benefit of $13.7 million.

•	Cash and equivalents of $18.2 million, up from $1 million one year ago.
Fiscal Year 2007 Results
Net sales from continuing operations were $105.3 million, an increase of 7.9 percent over the $97.7 million reported for fiscal year 2005, the Company’s last full fiscal year prior to changing its year-end to the Saturday closest to June 30.
Due to the change of the Company’s fiscal year-end, the attached table provides a comparison of the fiscal year 2007 results to the results for the 52-week period ended July 1, 2006.
Gross profit as a percent of sales was 39.7 percent, in line with Company’s stated annual gross profit percentage target of approximately 40.0 percent. This compares with the unusually high gross profit percentage of 44.2 achieved in fiscal 2005 due to favorable pricing on purchases from third-party manufacturers under contracts negotiated ahead of the current inflationary trends in China. In fiscal 2007, higher product costs, resulting from increased oil prices and strengthening of the Chinese Yuan against the U.S. Dollar, negatively impacted the gross profit percentage. A successful program of aggressive in-season markdowns used to stimulate retail sales of the Company’s products during and after the lackluster 2006 holiday season also contributed to the fiscal year-on-year decline.
Selling, general and administrative (SG&A) expenses decreased by 8.6 percent to $30.4 million, from $33.2 million in fiscal 2005. Increased marketing, advertising and public relations spending
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400 •
www.rgbarry.com • www.dearfoams.com

Barry fiscal 2007 — page 2
and higher costs related to changes in accounting for share-based compensation expenses in fiscal 2007 were more than offset by savings in shipping, logistics and a variety of other operational areas.
Income from continuing operations before taxes, and excluding an $878,000 gain on the sale of land, increased 42.9 percent to $11.2 million versus $7.8 million for fiscal year 2005. In the fourth quarter of 2007, the Company’s Board of Directors approved a plan to sell the Company’s French subsidiary, Fargeot. Consequently, results from Fargeot are reported as discontinued operations, and the Company recorded a net loss of $590,000, which included both the results from Fargeot operations and a loss on the disposal of the business.
Net earnings from both continuing and discontinued operations were $25.1 million, or $2.55 per basic share and $2.46 per diluted share, compared to consolidated net earnings of $8.0 million, or $0.78 per basic and $0.76 per diluted share, in fiscal 2005. The fiscal 2007 net earnings also reflect a one-time net tax benefit of approximately $13.7 million from the reversal of the Company’s deferred tax asset valuation allowance.
The deferred tax asset valuation allowance, which was reversed during the second quarter of fiscal 2007, originally was recorded at the end of fiscal year 2003 when it was deemed more likely than not that the Company would not realize the benefit of its deferred tax assets. Since the end of fiscal 2003, the Company has revamped its business and returned to what it believes is a consistent pattern of growth and profitability resulting in the full reversal of the deferred tax asset valuation and the resulting one-time benefit.
As of June 30, 2007, the Company’s cash and equivalents totaled $18.2 million, up from $1.0 million one year earlier, while inventory of $14.6 million was down approximately 44 percent from the July 1, 2006 level of $26.0 million.
Fourth Quarter 2007 Results
Net sales were $14.1 million versus $14.0 million in the comparable quarter of 2006. SG&A expenses were $7.0 million, down 2.7 percent from $7.2 million in the comparable period last year. The Company’s loss from continuing operations before taxes was $1.4 million versus a loss of $4.1 million in the comparable quarter last year. Net loss for the fourth quarter from the combined continuing and discontinued operations was $1.7 million, or $0.16 cents per basic and diluted share, compared to a net loss of $4.1 million, or $0.41 cents per basic and diluted share, in the equivalent period last year. Fourth quarter 2006 results included $2.5 million in restructuring and asset impairment charges principally related to the settlement of a long-term lease obligation.
Management Comments
“Fiscal year 2007 was an excellent year for us,” said R.G. Barry Corporation President and Chief Executive Officer Greg Tunney. “We executed at a high level in many areas of our business and consistently met or outpaced our performance expectations despite what was a very disappointing year for many of our competitors.
“The flexible business model for our core slipper business has now performed well in both the healthy holiday retail environment of 2005 and the lackluster 2006 holiday selling season. While this area of our business continues to evolve, we are confident in our ability to remain the undisputed leader in the slipper segment of the accessory footwear business.
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Barry fiscal 2007 — page 3
“The recent launch of Terrasoles® hybrid outdoor lifestyle footwear and the upcoming launches of Superga® canvas active/fashion footwear and NCAA-licensed College Clogs™ should modestly contribute to our growth and profitability in fiscal 2008. These offerings are the first in a series of growth initiatives planned for rollout over the next three-to-five years. Our long-term goal is to broaden our product mix, reduce the seasonality of our business, diversify the gender makeup of our heavily female consumer base and establish us in accessory footwear product channels where we currently have little or no presence.”
2008 Guidance
“Based upon our current open-order position, our planned growth initiatives and our reading of the overall retail environment, we are projecting net sales to increase 4-to-8 percent during fiscal year 2008,” Mr. Tunney continued.
“Consistent with our long-range vision of becoming the number one global accessory footwear company, we plan to significantly increase our investment spending during fiscal 2008 in the areas of marketing, advertising and merchandising to support our new growth initiatives and our Dearfoams® portfolio of brands. Some of this increased spending will be offset by lower expenses in corporate administration and by the reallocation of other SG&A funding. We expect our total SG&A expenses to increase by approximately 10.0 percent, or $3.0 million, during fiscal 2008. As a result, we expect fiscal 2008 income from continuing operations before taxes and excluding any gains from the sale of assets to increase 6-to-10 percent.
“During fiscal 2008, we will experience some planned quarter-to-quarter deviations, both higher and lower, from our historical patterns of sales and financial performance. These fluctuations are primarily one-time and are due to a collaborative project with one of our larger customers, which could meaningfully increase our sales relationship. To a lesser degree, growth initiatives aimed at adding more seasonal balance to our business will contribute to these fluctuations.
“Because a significant portion of our business occurs in retail mass markets during the Christmas selling season, our 2008 guidance reflects recent economic uncertainty expressed in mixed industry forecasts for the second half of this calendar year. However, despite the cautious retail outlook, we believe we are well positioned in fiscal 2008 to achieve profitable growth and top quartile performance measured against our peers on an annual basis.
“We will have much greater visibility regarding our fiscal year 2008 performance when we report our second quarter results early next year. As we did in fiscal 2007, we will update our annual guidance at that time,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11:00 a.m. EDT today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=41742>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Tuesday, September 4, 2007, by calling (800) 642-1687 or (706) 645-9291 and using passcode 12501809. A written transcript and audio replay of the call will be
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Barry fiscal 2007 — page 4
posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. To learn more about our business, visit us online at <www.rgbarry.com> and <www.dearfoams.com>.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market and, in particular, product sell-through during the critical 2007 holiday selling season; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in our own distribution centers and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2006 Transition Report on Form 10-K for the fiscal year ended July 1, 2006. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.
Contact: Daniel Viren, Sr. VP Finance/CFO          — 614.864.6400
Roy Youst, Dir. Corp. Comm. & IR          — 614.729.7275
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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
						2007 to 2006	2007 to 2005
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006	Dec. 31, 2005	% change	% change
Net sales	$14,139	$13,965	$105,332	$97,467	$97,646	8.1%	7.9%
Cost of Sales	8,734	8,285	63,561	55,229	54,515	15.1%	16.6%

Gross profit	5,405	5,680	41,771	42,238	43,131	-1.1%	-3.2%
Gross profit (as percent of sales)	38.2%	40.7%	39.7%	43.3%	44.2%
Gain on sale of land	—		(878)	—	—	N/M	N/M
Restructuring and asset impairment charges	15	2,515	179	3,825	1,619	-95.3%	-88.9%
Selling, general and administrative expense	7,008	7,204	30,367	33,302	33,217	-8.8%	-8.6%

Operating profit (loss)	(1,618)	(4,039)	12,103	5,111	8,295	136.8%	45.9%
Other income	15	(6)	146	402	385	-63.7%	-62.1%
Interest expense (income), net	(198)	55	166	744	838	-77.7%	-80.2%

Earnings (loss) before income tax	(1,405)	(4,100)	12,083	4,769	7,842	153.4%	54.1%
Income tax expense (benefit)	564	—	(13,652)	112	112	N/M	N/M

Earnings (loss) from continuing operations	(841)	(4,100)	25,735	4,657	7,730	452.6%	232.9%
Earnings (loss) from discontinued operations	(831)	12	(590)	206	318	NM	N/M

Net earnings (loss)	$(1,672)	$(4,088)	$25,145	$4,863	$8,048	517.1%	212.4%

Earnings (loss) per common share-basic: continuing	$(0.08)	$(0.41)	$2.55	$0.47	$0.78
Earnings (loss) per common share-diluted: continuing	$(0.08)	$(0.41)	$2.46	$0.45	$0.76	-80.0%	223.7%

Earnings (loss) per common share-basic: discontinued	$(0.08)	$0.00	$(0.06)	$0.02	$0.03

Earnings (loss) per common share-diluted: discontinued	$(0.08)	$0.00	$(0.06)	$0.02	$0.03	-6858.4%	-300.0%

Earnings (loss) per common share-basic: total	$(0.16)	$(0.41)	$2.49	$0.49	$0.82

Earnings (loss) per common share-discontinued: total	$(0.16)	$(0.41)	$2.40	$0.47	$0.79	-60.1%	203.8%

Average number of shares-basic	10,228	9,982	10,089	9,929	9,869

Average number of shares-diluted	10,228	9,982	10,462	10,315	10,148

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

			(unaudited)
	June 30, 2007	July 1,2006	July 2, 2005
ASSETS
Cash	$18,207	$988	$1,029
Accounts Receivable, net	6,860	6,683	5,234
Inventory	14,639	25,977	22,965
Prepaid expenses and other current assets	9,980	1,161	1,663

Total current assets	49,686	34,809	30,891

Net property, plant and equipment	2,255	2,419	2,542

Other assets	11,587	3,216	3,296

Total Assets	$63,528	$40,444	$36,729

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	$2,278	$2,595	$7,386
Accounts payable	7,443	9,085	6,378
Other current liabilities	5,769	7,136	4,021

Total current liabilities	15,490	18,816	17,785
Long-term debt	272	439	294
Accrued retirement costs and other	11,551	12,193	14,750
Shareholders’ equity, net	36,215	8,996	3,900

Total liabilities & shareholders’ equity	$63,528	$40,444	$36,729